Exhibit 5.2

[Letterhead of Richards, Layton & Finger, P.A.]

March 29, 2004

Everest Re Capital Trust II

477 Martinsville Road

P.O. Box 830

Liberty Corner, New Jersey 07938

Re:	Everest Re Capital Trust II

Ladies and Gentlemen:

We have acted as special Delaware counsel for Everest Re Capital Trust II, a Delaware statutory trust (the “Trust”), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, we have made such inquiries and have examined such documents as we have considered necessary or appropriate for purposes of giving the opinions hereinafter set forth, including the examination of originals or copies of the following:

(a) The Certificate of Trust of the Trust, dated June 25, 2003, as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 25, 2003;

(b) The Trust Agreement of the Trust, dated as of June 25, 2003, by and among the Company and the trustees of the Trust named therein;

(c) The Amended and Restated Trust Agreement of the Trust (including Exhibits A, C and E thereto), dated as of March 29, 2004 (the “Trust Agreement”), among Everest Reinsurance Holdings, Inc., a Delaware corporation (the “Company”), the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of the Trust;

(d) The Prospectus, dated December 22, 2003 (the “Base Prospectus”), as supplemented by the Prospectus Supplement, dated March 24, 2004 (together with the Base Prospectus, the “Prospectus”), relating, inter alia, to the 12,800,000 6.20% Trust Preferred Securities of the Trust issued on the date hereof and representing undivided beneficial interests in the assets of the Trust (each, a “Preferred Security” and collectively, the “Preferred Securities”);

Everest Re Capital Trust II

March 29, 2004

(e) The Pricing Agreement, dated March 24, 2004, among the Company, the Trust and Wachovia Capital Markets, LLC and Citigroup Global Markets Inc., each as a representative of the several underwriters identified in Schedule I thereto (the “Representative Underwriters”) and includes the Underwriting Agreement incorporated therein by reference;

(f) The Cross-Receipt, dated March 29, 2004, by the Property Trustee on behalf of the Trust and the Representative Underwriters, with respect to the sale of the Preferred Securities;

(g) The Officer’s Certificate of the Company and the Trust, dated March 29, 2004;

(h) The Certificate of Administrative Trustee, dated March 29, 2004;

(i) The Depositor Order, dated March 29, 2004; and

(j) A Certificate of Good Standing for the Trust, dated March 29, 2004, obtained from the Secretary of State.

Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (ii) the legal capacity of natural persons who are parties to the documents examined by us, (iii) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, and (iv) that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents. We have not participated in the preparation of the Prospectus and assume no responsibility for its contents.

To the extent that Section 10.5 of the Trust Agreement provides that the Trust Agreement is governed by laws other than the laws of the State of Delaware, we express no opinion concerning the effect of Section 10.5 of the Trust Agreement on the opinions set forth herein.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Everest Re Capital Trust II

March 29, 2004

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Statutory Trust Act.

2. The Preferred Securities represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the respective Trust.

3. The Preferred Security Holders, as beneficial owners of the Trusts, are entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Preferred Security Holders may be obligated to make payments as set forth in the Trust Agreement.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K filed by the Company in connection with the offering and sale of the Preferred Securities. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ RICHARDS, LAYTON & FINGER, P.A.

BJK/DSG/gmh